EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 7, 2006, accompanying the consolidated financial statements and schedule for the fiscal year ended June 30, 2006 and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of Collectors Universe, Inc. and subsidiaries for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in Registration Statements No. 333-34554, No. 333-34556, No. 333-34558, No. 333-85962 and No. 333-121035 of Collectors Universe, Inc. and subsidiaries, each filed with the Securities and Exchange Commission on Form S-8.

/s/ GRANT THORNTON LLP

Irvine, California
September 12, 2006